Exhibit 3.29

Execution Copy

FOURTH AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

SHAFFER & ASSOCIATES, INC.

Pursuant to Sections 10.20 and 7.10 of the

Business Corporation Act of 1983 of the State of Illinois

December 24, 2012

The present name of the corporation is Shaffer & Associates, Inc. The corporation was incorporated under the name of Shaffer & Associates, Inc. by the filing of its original Articles of Incorporation with the Secretary of State of the State of Illinois on May 16, 1984 (“Initial Articles of Incorporation”), which Initial Articles of Incorporation were amended and restated in their entirety by the filing of its Amended and Restated Articles of Incorporation with the Secretary of State of the State of Illinois on February 3, 2004 (“Amended Articles of Incorporation”), which Amended Articles of Incorporation were further amended and restated in their entirety by the filing of its Second Amended and Restated Articles of Incorporation with the Secretary of State of the State of Illinois on February 28, 2006 (“Second Amended Articles of Incorporation”), which Second Amended Articles of Incorporation were further amended and restated in their entirety by the filing of its Third Amended and Restated Articles of Incorporation with the Secretary of State of the State of Illinois on May 8, 2009 (“Third Amended Articles of Incorporation”). There have been no changes to the corporation name subsequent to incorporation. These Fourth Amended and Restated Articles of Incorporation of the corporation, which both further amend and restate the provisions of the corporation’s Third Amended Articles of Incorporation, as heretofore amended and restated, were duly adopted by the shareholders in accordance with the provisions of Sections 10.20 and 7.10 of the Business Corporation Act of 1983 of the State of Illinois, as amended from time to time (the “Illinois Business Corporation Act”), a resolution of the board of directors having been duly adopted and submitted to the shareholders. A consent in writing has been signed by all the shareholders entitled to vote. The Third Amended Articles of Incorporation of the corporation are hereby amended and restated to read in their entirety as follows:

FIRST: The name of the corporation continued hereby is Shaffer & Associates, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Illinois is c/o CT Corporation System, 208 S. LaSalle Street, Suite 814, Chicago, IL 60604. The name of its registered agent at such address is CT Corporation System.

THIRD: The purpose of the Company is:

(a) to own, lease and manage wireless communications sites and equipment, inventory, systems, software and other assets incidental to or necessary or convenient for the operation thereof, either directly or through any subsidiaries of the Corporation;

(b) to acquire or dispose of wireless communications sites or any rights therein (including ownership, management, easement, lease and sublease rights), or equipment, inventory, systems, software and other assets incidental to or necessary or convenient for the operation thereof;

(c) to enter into and perform under leases, licenses and similar contracts with third parties in relation to the wireless communications sites owned, leased and managed by the Corporation and to perform the obligations of the Corporation thereunder;

(d) to enter into and perform under subleases, management agreements and other contracts pursuant to which the Corporation manages wireless communications sites owned by third parties;

(e) to enter into, perform under, comply with and take any and all actions necessary or desirable in connection with, indentures or loan agreements or issue and sell bonds, notes, debt or equity securities and other securities and instruments to finance its activities, to pledge any and all of its properties in connection with the foregoing, and to enter into, perform under, comply with and take any and all actions necessary or desirable in connection with, any guaranty or agreements incidental or necessary thereto;

(f) to obtain any licenses, consents, authorizations or approvals from any federal, state or local governmental authority, including the Federal Communications Commission and the Federal Aviation Administration, incidental to or necessary or convenient for the conduct of its business;

(g) to own subsidiaries of the Corporation;

(h) to enter into, perform under, comply with and take any and all actions necessary or desirable in connection with, any management agreement with respect to its or its subsidiaries’ business, operations or assets (any such management agreement, a “Management Agreement”), including to contract with Crown Castle USA Inc., or any successor thereto, or any other manager or service provider, for the leasing, management, operation and maintenance of the wireless communications sites owned, leased and managed by the Corporation or the performance of other services relating thereto; and

(i) to engage in any other lawful business, purpose or activity to the fullest extent provided for in the Illinois Business Corporation Act.

FOURTH: Authorized Shares, Par Value, Issued Shares and Paid-in-Capital:

Class	Number of Shares Authorized	For Value Per Share	Number of Shares Issued	Paid-in Capital As of Filing Date
Common	10,000	No Par	500	$10,875,569

FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Corporation’s Board of Directors is expressly authorized to modify, alter, supplement, amend, repeal or adopt the By-Laws of the Corporation.

SIXTH: Elections of directors need not be by written ballot unless, and to the extent, so provided in the Corporation’s By-Laws.

SEVENTH: To the extent permitted under the Illinois Business Corporation Act, a director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 8.65 of the Illinois Business Corporation Act, or (iv) for any transaction from which the director derived an improper personal benefit.

Any repeal or modification of this Seventh Article by the Corporation’s stockholders shall be prospective only, and shall not adversely affect any limitation on the personal liability of any director of the Corporation existing at the time of such repeal or modification.

EIGHTH: To the extent permitted by applicable law, any person (including stockholders, directors, officers and employees of the Corporation or any affiliate of the Corporation) may engage in or possess an interest in other business ventures of every kind and description, independently or with others, whether such ventures are competitive with the Corporation or otherwise, and the Corporation shall not have any rights in or to such independent ventures or to the income or profits derived therefrom.

NINTH: Unless otherwise contemplated or permitted by a Management Agreement, the Corporation shall ensure at all times that it will (a) pay its own liabilities, indebtedness and obligations from its own separate assets as the same shall become due; (b) maintain books and records and bank accounts separate from those of the Parent Group and any other Person and will maintain separate financial statements, except that it may also be included in consolidated financial statements of its Affiliates; (c) be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other Person (including any member of the Parent Group), and not as a department or division of any other Person, and will correct any known misunderstandings regarding its existence as a separate legal entity; (d) use its own stationery, invoices and checks;

(e) file its own tax returns with respect to itself (or consolidated tax returns, if applicable) as may be required under applicable law; (f) not commingle or permit to be commingled its funds or other assets with those of any member of the Parent Group or any other Person; (g) maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person; (h) conduct business in its own name; and (i) observe the formalities of an Illinois corporation. Failure to comply with any of the foregoing covenants shall not affect the status of the Corporation as a separate legal entity.

As used herein, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

“Parent Group” means Crown Castle International Corp. and its direct and indirect subsidiaries, other than the Corporation and its direct and indirect subsidiaries.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

TENTH: The Corporation reserves the right to modify, alter, supplement, amend, repeal or adopt any provision contained in these Fourth Amended and Restated Articles of Incorporation in any manner now or hereafter provided herein or by statute.

[Signature page follows]

The undersigned corporation has caused these Fourth Amended and Restated Articles of Incorporation to be signed, as of the date first written above, by a duly authorized officer, who affirms, under penalty of perjury, that the facts stated herein are true.

SHAFFER & ASSOCIATES, INC.

By:

	Name:	E. Blake Hawk
	Title:	Executive Vice President

Shaffer & Associates, Inc. Signature Page – Fourth Amended and Restated Articles of Incorporation